UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 1, 2016

BARRETT BUSINESS SERVICES, INC.

(Exact name of registrant as specified in charter)

Maryland

(State or other jurisdiction of incorporation)

0-21886

(SEC File Number)

52-0812977

(IRS Employer Identification No.)

8100 N.E. Parkway Drive, Suite 200
Vancouver, Washington	98662
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(360) 828-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

Effective July 1, 2016, the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Barrett Business Services, Inc. (the "Company"), approved grants of restricted stock units ("RSUs") relating to a total of 76,280 shares of the Company's common stock to directors and executive officers of the Company, other than Thomas J. Carley. Each unit represents a contingent right to receive one share of common stock. Each award vests in four equal annual installments, commencing July 1, 2017, and is subject to continued service as a director or employee of the Company.

Also effective July 1, 2016, the Committee granted to Mr. Carley, who is a director and the Company's interim Chief Financial Officer, nonqualified stock options to purchase 10,000 shares of common stock at an exercise price of $39.80 per share. The stock option will vest in four equal annual installments, commencing July 1, 2017, and will expire on July 1, 2026. Any unvested portion of the award will automatically be forfeited in the event Mr. Carley ceases to serve as a director.

The awards described above were granted pursuant to the Company's stockholder-approved 2015 Stock Incentive Plan.

On July 1, 2016, a total of 24,105 shares of common stock were issued to the Company's directors and executive officers in settlement of vested RSUs granted under a stockholder-approved stock incentive plan.

On July 5, 2016, a total of 7,665 shares of common stock were issued to the Company's directors and executive officers in settlement of vested RSUs granted under a stockholder-approved stock incentive plan.

The awards and settlement of RSUs and the stock option grant described above were issued as consideration for services rendered by the recipients, and the Company did not receive any cash consideration.

The securities described above were issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARRETT BUSINESS SERVICES, INC.

Dated: July 8, 2016	By:	/s/ Thomas J. Carley
Thomas J. Carley
Interim Chief Financial Officer, Treasurer and Secretary